For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE INITIATES SECOND PHASE 3 CYSTIC FIBROSIS TRIAL

- TIGER-2 Targeting Enrollment of 350 Patients with Mild Cystic Fibrosis Lung Disease -

DURHAM, NC - February 13, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the initiation of TIGER-2, its second pivotal Phase 3 clinical trial with denufosol tetrasodium inhalation solution for the treatment of cystic fibrosis (CF).

TIGER-2 (Transport of Ions to Generate Epithelial Rehydration) is a 24-week, double-blind, placebo-controlled, randomized study comparing 60 mg of denufosol inhaled three times daily to placebo in approximately 350 CF patients with FEV1 (Forced Expiratory Volume in one second) greater than or equal to 75% of predicted normal. The trial's primary efficacy endpoint is change from baseline in FEV1 (liters) at the 24-week timepoint. Secondary endpoints include other lung function parameters, pulmonary exacerbations, requirements for concomitant CF medications and quality of life.

TIGER-2 is beginning with enrollment in U.S. and Canadian sites, to be followed by enrollment in international sites later as the trial proceeds. Patients aged 5 years and older are eligible for enrollment. The use of standard CF maintenance therapies is permitted during the trial.

"Denufosol could be the first early intervention therapy available to CF patients that affects an early step in the progression of the disease," stated Felix Ratjen, M.D., Ph.D., Professor of Pediatrics and Division Chief, Respiratory Medicine, University of Toronto, and lead principal investigator of TIGER-2. "There is strong interest in the CF community about this novel approach to treating the disease and I look forward to working with Inspire on the development of denufosol."

"We are excited to take this important next step in the denufosol Phase 3 program," stated Christy L. Shaffer, Ph.D., President and CEO of Inspire. "We appreciate the collaborative efforts of the CF clinical sites and the Cystic Fibrosis Foundation to increase patient awareness of potential new therapies, such as denufosol."

TIGER-1, Inspire's first Phase 3 study with denufosol for cystic fibrosis, completed enrollment in October 2007 and the Company expects to report top-line efficacy results for this initial trial mid-2008.

For additional information about Inspire's TIGER-2 CF trial (Study Protocol 08-110), visit www.inspirepharm.com.

About Denufosol Tetrasodium

Based on pre-clinical and clinical work, denufosol, a selective P2Y2 receptor agonist, has several pharmacological actions contributing to its mechanism of action: hydration of the airways by stimulating chloride and liquid secretions on the epithelial cell surface; inhibition of epithelial sodium absorption; enhancement of ciliary beat frequency; and stimulation of mucin secretion. Denufosol for the treatment of cystic fibrosis has been granted Fast Track designation and orphan drug status in the United States by the FDA and orphan drug designation in Europe by the European Medicines Agency (EMEA).

About Cystic Fibrosis

Cystic fibrosis is a life-threatening disease involving a genetic mutation that disrupts the cystic fibrosis transmembrane regulator (CFTR) protein, resulting in poorly hydrated, thickened mucous secretions in the lungs, as well as severely impaired mucociliary clearance. According to the CF Foundation, the median life expectancy for CF patients in 2006 was approximately 37 years. Also according to the Foundation, there are approximately 30,000 diagnosed CF patients in the United States. Inspire estimates there to be 75,000 total CF patients in the eight major international prescription pharmaceutical markets, including the United States.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made that the Company will be able to successfully enroll patients in the TIGER-2 study, including in any site in the United States, Canada or internationally. No assurance can be made regarding the commencement of enrollment of the trial at any site; the timing of enrollment; the Company's ability to enroll 350 patients in the TIGER-2 trial; or the Company's, the Cystic Fibrosis Foundation's or any clinical site's ability to increase patient awareness of denufosol as a potential new therapy. Furthermore, no assurance can be made with respect to the timing and outcome of either the TIGER-1 or TIGER-2 trials, including without limitation the timing of the top-line efficacy results for the TIGER-1 trial; or, even if either or both trials is successful, the Company's ability to get approval for a product or successfully launch a product, if approved; or, even if a product is launched that such product would be the first early intervention therapy available to CF patients. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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